EXHIBIT 99.1

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

FINANCIAL REPORT

DECEMBER 31, 2007

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Home Properties, Inc. 401(k)
Administrative Committee and Participants
of the Home Properties Retirement Savings Plan

We have audited the accompanying statements of net assets available for benefits of Home Properties Retirement Savings Plan as of December 31, 2007 and 2006, and the related statement of changes in net assets available for benefits for the year ended December 31, 2007.  These financial statements are the responsibility of the Plan's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Home Properties Retirement Savings Plan as of December 31, 2007 and 2006, and the changes in net assets available for benefits for the year ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule of assets (held at end of year) as of December 31, 2007, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the United States Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Respectfully Submitted,

/s/ Insero & Company CPAs, P.C.

Insero & Company CPAs, P.C.
Certified Public Accountants

Rochester, New York
June 25, 2008

1

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2007 AND 2006

ASSETS	2007	2006
Investments at Fair Value
Money Market Funds	$128,057	$227,694
Common Stock	3,010,825	3,628,628
Mutual Funds	17,301,001	16,615,485
Common/Collective Trust	3,113,202	3,076,595
Participant Notes	725,196	571,234

Total Investments at Fair Value	24,278,281	24,119,636

Contributions Receivable
Employer Contributions Receivable	24,230	21,844
Participants’ Contributions Receivable	61,028	57,863

Total Contributions Receivable	85,258	79,707

Total Assets	24,363,539	24,199,343

LIABILITIES

Excess Contributions Payable	44,213	28,713

Net Assets Available for Benefits at Fair Value	24,319,326	24,170,630

Adjustment from Fair Value to Contract Value for Interest in
Common/Collective Trust Relating to Fully Benefit-
Responsive Investment Contracts	(15,425)	29,574

Net Assets Available for Benefits	$24,303,901	$24,200,204

See Notes to Financial Statements.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2007

Additions to Net Assets Attributed to:
Investment Income
Interest and Dividends	$810,172

Total Investment Income	810,172

Contributions
Employer	798,340
Participants	1,945,137
Rollover	404,601

Total Contributions	3,148,078

Total Additions	3,958,250

Deductions from Net Assets Attributed to:
Administrative Expenses	17,996
Benefits Paid to Participants	3,472,033
Net Depreciation in Fair Value of Investments	364,524

Total Deductions	3,854,553

Net Increase	103,697

Net Assets Available for Benefits – Beginning	24,200,204

Net Assets Available for Benefits – Ending	$24,303,901

See Notes to Financial Statements.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

Note 1	Description of Plan

The following description of the Home Properties Retirement Savings Plan (the Plan) is provided for general information purposes only.  Participants should refer to the Plan document, as amended, for a more complete description of the Plan's provisions.

General

The Plan is a defined contribution plan covering all employees of Home Properties, Inc. (the Company) who have attained age 21.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

First Niagara Bank acts as the Trustee and record keeper of the Plan. Fidelity Investment (Fidelity) serves as the custodian.

Contributions

Each year, participants may contribute up to 50 percent of eligible pretax annual compensation (effective January 1, 2006, certain “non-worked” pay types and bonuses are excluded from the plan definition of compensation), subject to statutory limitations, as defined in the Plan.  Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans.  Participants direct the investment of their contributions into various investment options offered by the Plan.  The Company contributes 75% of salary-reduction contributions up to a maximum of 3% of the participants’ eligible compensation.  Additional profit sharing amounts may be contributed at the option of the Company’s board of directors.  Contributions are subject to certain limitations.

Participant Accounts

A separate account is maintained for each of the participants.  Each participant's account is credited with an allocation of: (1) the participant’s contributions, (2) the Company's contributions, and (3) Plan earnings.  Subtractions are made from the participant’s account for a pro rata share of administrative expenses, if applicable.  Allocations are based on participant earnings or account balances, as defined in the Plan document.  The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting

Participants are immediately vested in their contributions plus actual earnings thereon.  The Plan provides for vesting in the employer contribution account of 25% after one year, 50% after two years, 75% after three years, and 100% after four years of service.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

Note 1	Description of Plan - Continued

Participant Loans

Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to the lessor of $50,000 or 50% of their vested account balance.  Loan terms range from one to five years, or longer for the purchase of a primary residence.  The loans are collateralized by the balance in the participant's account and bear interest at the prime rate plus one percent (1%) in effect on the first day of the month in which the loan is made.  Interest rates range from 5.00% to 9.25% and will mature between January 2008 and September 2017 for the current outstanding notes.  Principal and interest is paid ratably through weekly or semi-monthly payroll deductions.

Payment of Benefits

The Plan provides for normal retirement benefits upon reaching age 65 and has provisions for early retirement, disability, death, hardship and termination benefits for those participants who are eligible to receive such benefits.

Upon termination of service, a participant may elect to receive a lump sum amount equal to the value of his or her account.

Forfeitures

In accordance with the Plan document, forfeitures of non-vested employer contributions are used to reduce future employer contributions then to pay plan expenses.  At December 31, 2007 and 2006, forfeited non-vested accounts totaled approximately $66,000 and $50,000, respectively.

Administrative Expenses
Administrative expenses may be paid by the Company or the Plan.

Note 2	Significant Accounting Policies

Basis of Accounting
The accompanying financial statements have been prepared on the accrual basis of accounting.

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 157, Fair Value Measurements. This statement defines and provides guidance when applying fair value measurements to accounting pronouncements that require or permit such measurements. This statement will be effective beginning January 1, 2008. Management is currently reviewing this pronouncement to determine the impact that it may have on the financial position and results of operations.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

Note 2	Significant Accounting Policies - Continued

Basis of Accounting - Continued

As described in Financial Accounting Standards Board Staff Position, AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined-contribution plan are required to be reported at fair value.  However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan.  The plan invests in investment contracts through a common/collective trust.  As required by the FSP, the Statements of Net Assets Available for Benefits present the fair value of the investment in the common/collective trust as well as the adjustment of the investment in the common/collective trust from fair value to contract value relating to the investment contracts.  The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Plan Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein.  Actual results could differ from those estimates.

Investment Valuation and Income Recognition

The Plan's investments are stated at fair value.  Investment in common stock is reported at fair value based on quoted market prices.  Shares of mutual funds are reported at fair value based on the quoted market price of the fund which represents the net asset value of shares held by the fund at year-end.  The plan’s interest in the common/collective trust is valued based on information reported by the investment advisor using the audited financial statements of the common/collective trust at year-end.  Participant notes are valued at cost which approximates fair value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

The Plan provides for investments which, in general, are exposed to various risks, such as interest rate, credit and market volatility.  Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and such changes could materially affect the amounts reported in the Statements of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

Note 2	Significant Accounting Policies – Continued

Payment of Benefits
Benefits are recorded when paid.

Note 3	Investments
The fair values of individual investments that represent more than five percent of the Plan’s net assets are summarized below:

	December 31,

	2007	2006

Vanguard Lifestrategy Moderate Growth Fund	$4,213,794	$3,956,088
Vanguard Index Trust S&P 500 Portfolio	$3,758,876	$3,604,406
Federated Capital Preservation Fund	$3,113,202	$3,076,595
Vanguard Lifestrategy Growth Portfolio	$3,056,405	$3,283,227
Home Properties, Inc.	$3,010,825	$3,628,628
Vanguard Small Capital Index Fund	$2,043,053	$2,170,409
Vanguard Lifestrategy Conservative Growth Fund	$1,967,081	$2,000,082

During 2007, the Plan's investments (including investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

Common Stock	$(875,363)
Mutual Funds	510,839
$(364,524)

Note 4	Party-In-Interest Transactions

Certain Plan investments are shares of common stock of Home Properties, Inc., the Plan sponsor.  Therefore, this investment qualifies as a party-in-interest.  Certain Plan investments are shares of mutual funds that are managed by Fidelity.  Fidelity is the custodian of the Plan and, therefore, transactions involving these investments qualify as party-in-interest transactions.  Participant loans are also party-in-interest transactions.

Note 5	Plan Termination

Although the Company has not expressed any intent to do so, the Company has the right under the Plan to discontinue contributions at any time and to terminate the Plan subject to the provisions of ERISA.  In the event of Plan termination, participants will become 100% vested in their accounts and all of the Plan assets would be distributed to participants.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

Note 6	Tax Status

The Plan has adopted a prototype plan document.  The prototype plan has received an opinion letter from the Internal Revenue Service, dated November 19, 2001, as to the prototype plan’s qualified status.  The Plan has been amended since receiving the determination letter.  However, the plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code.

Note 7	Reconciliation of Financial Statements to Schedule H Form 5500
The following is a reconciliation from the financial statements to the Form 5500 at December 31:

	2007	2006

Net Assets Available for Benefits Per Financial
Statements	$24,303,901	$24,200,204

Adjustment from Contract Value to Fair Value for
Interest in Common/Collective Trust Relating to Fully
Benefit-Responsive Investment Contracts	15,425	(29,574)
Pending Distributions	-	(93,787)

Net Assets Available for Benefits Per the Form 5500	$24,319,326	$24,076,843

Net Increase in Net Assets Available for Benefits
Per Financial Statements	$103,697

Change in Adjustment from Contract Value to Fair Value
for Interest in Common/Collective Trust Relating to
Fully Benefit-Responsive Investment Contracts	44,999
Pending Distributions	93,787

Net Income Per the Form 5500	$242,483

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2007

Money Market Funds
*Fidelity Cash Reserve Fund	$57,367
*Fidelity Money Market Fund	70,690

Total Interest in Money Market Funds	128,057

Common Stock
*Home Properties, Inc.	3,010,825

Mutual Funds
Vanguard Lifestrategy Moderate Growth Fund	4,213,794
Vanguard Index Trust S&P 500 Portfolio	3,758,876
Vanguard Lifestrategy Growth Portfolio	3,056,405
Vanguard Small Capital Index Fund	2,043,053
Vanguard Lifestrategy Conservative Growth Fund	1,967,081
Vanguard Bond Index Total Market Fund	609,690
Dreyfus-Midcap Index Fund	277,117
Vanguard Total International Stock Index Fund	589,307
Dimensional Advisor US Large Capital Value Portfolio	267,926
Dimensional Advisor US Small Capital Value Portfolio	216,160
Vanguard Index Trust Small Capital Growth Fund	136,568
Vanguard Growth Index Fund	118,939
Vanguard Lifestrategy Income Portfolio	46,085

Total Interest in Mutual Funds	17,301,001

Common/Collective Trust
Federated Capital Preservation Fund	3,113,202

Participant Loans
*Participant Notes	725,196

$24,278,281

*Denotes Party-in-Interest